Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of this 8th day of May, 2017, by and between (1) Novelion Services USA, Inc., a Delaware corporation (the “Company”) and, solely with respect to Sections 2, 9(a) and 12 hereof, Aegerion Pharmaceuticals, Inc. (“Aegerion”), on the one hand, and (2) Mary T. Szela (the “Employee”), on the other hand.
W I T N E S S E T H :
WHEREAS, Employee was employed by Aegerion as its Chief Executive Officer immediately prior to the Effective Date pursuant to a written employment agreement with Aegerion dated as of January 7, 2016 (the “Aegerion Agreement”);
WHEREAS, as a result of a merger completed on the Effective Date (the “Merger”), Aegerion is now an indirect subsidiary of the Company, and the parties hereto wish to restate and replace the terms as set forth Aegerion Agreement with the terms of Employee’s employment with the Company as set out herein;
WHEREAS, the Company desires to employ Employee as its President and Chief Executive Officer and Employee desires to accept such employment;
WHEREAS, the Company desires to enter into this Agreement replacing the terms in the Aegerion Agreement and restating the terms of Employee’s employment, and Employee desires to enter into this Agreement and to accept the restated terms and provisions of such employment, as embodied in this Agreement; and
WHEREAS, Aegerion wishes to enter into this Agreement in order to provide and receive those terms and covenants set out in Section 2(a), Section 9(a) and Section 12 hereof concerning the transfer of Employee’s employment from Aegerion to the Company,
NOW THEREFORE, the Company, Employee and Aegerion agree as follows:
Section 1.Definitions.

(a)    “100% Accelerated Equity Benefit” shall mean the acceleration of the vesting, such that 100% of Employee’s then outstanding unvested equity awards accelerate and vest.
(b)    “12 Months Accelerated Equity Benefit” shall mean the acceleration of the vesting, such that the portion of each of the Employee’s equity awards that would have otherwise vested during the 12 month period following the Date of Termination accelerate and vest as to that portion each such equity award, and if the termination occurs prior to December 22, 2017, the acceleration of the vesting will include the entire 25% tranche of the December 22, 2016 grant that was scheduled to vest on December 22, 2017.
(c)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any accrued but unused vacation time through the Date of Termination, and (iv) any accrued or vested benefits through the Date of Termination.
(d)    “Affiliate,” with reference to the Company and Novelion, shall have the meaning given to it in the Delaware General Corporation Law as of the date of this Agreement and, for certainty includes, without limitation, Novelion Therapeutics Inc. and Aegerion Pharmaceuticals, Inc. and any other current or future Affiliates of the Company.
(e)    “Base Salary” shall mean the salary provided for in Section 5(a) hereof.
(f)    “Board” shall mean the Board of Directors of the Company.
(g)    “Confidentiality Agreement” shall mean the Company’s Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement attached hereto as Exhibit B.
(h)    “Cause” shall mean (i) Employee’s willful breach of a material policy of the Company, including but not limited to those relating to sexual harassment or ethical business conduct, and those policies otherwise set forth in the manuals or statements of policy of the Company or its Affiliates; (ii) refusal by Employee to perform Employee's duties that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its Affiliates in a material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company or its Affiliates, (iv) the commission by Employee of an act of fraud or embezzlement against the Company or its Affiliates, or any other like act; (v) Employee’s violation of federal or state securities laws, or (vi) Employee’s breach of this Agreement or breach of the Confidentiality Agreement.
(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(j)    “Date of Termination” shall mean the date on which Employee’s employment with the Company terminates.
(k)    “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician jointly selected by the Company and Employee or, if applicable, her guardian (which joint agreement shall not be unreasonably withheld by either party). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(l)    “Effective Date” shall mean November 29, 2016.
(m)    “Equity Documents” has the meaning set out in Section 5(d) hereof.
(n)    “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s duties, or responsibilities, or assignment to Employee of duties not commensurate with her position, (ii) a reduction in Base Salary as set forth in Section 5(a) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) any requirement by or directive from the Company or any of its Affiliates that Employee permanentlyrelocate her principal residence, or (iv) any other material breach of a provision of this Agreement by the Company but for clarity does not include a suspension in accordance with Section 8(c)(i) hereof.
(o)    “Novelion” shall mean Novelion Therapeutics Inc., a company incorporated under the laws of British Columbia, Canada.
(p)    “Novelion Board” has the meaning set out in Section 4(a) hereof.
(q)    “Pro Rata Bonus Pay at Target” means the Employee’s target annual bonus for the year in which the Date of Termination occurs pro-rated based on the number of days the Employee is employed by the Company in the year of the Date of Termination.
(r)    “Release of Claims” shall mean a release of claims made by the Employee in favor of the Company and its Affiliates in the form attached hereto as Exhibit A (with any updates necessary to comply with applicable law) and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits, the Accelerated Equity Benefit and the Pro-Rata Bonus Payment in the event her employment is terminated by the Company without Cause or is terminated by Employee for Good Reason, as described in Section 8(d) and Section 8(e) or following a Sale Event, as described in Section 8(g).
(s)    “Sale Event” shall mean (i) the sale of all or substantially all of the assets of Novelion on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of Novelion’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common shares of Novelion to an unrelated person or entity, (iv) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert (other than Novelion or a person that directly or indirectly controls, is controlled by, or is under common control with, Novelion) of beneficial ownership of securities possessing more than 50% of the total combined voting power of Novelion’s outstanding securities pursuant to a tender offer (which for certainty, includes a takeover bid) made directly to Novelion’sstockholders.
(t)    “Severance Benefits” shall mean continued payment of Base Salary at Employee's then current rate during the Severance Term, payable in accordance with the Company’s regular payroll practices and the payment with each payroll deposit of an amount equal to the Target Bonus divided by the number of payroll periods in a year.
(u)    “Severance Term” shall mean (i) the twelve (12) month period, which commences on the first day following the Date of Termination following termination by the Company without Cause or by Employee for Good Reason or (ii) if the Date of Termination occurs within eighteen (18) months after a Sale Event, the eighteen (18) month period which commences on the first day following the Date of Termination following termination by the Company without Cause or by Employee for Good Reason.
(v)    “Target Bonus” has the meaning set out in Section 5(b) hereof.
Section 2.Assignment of Aegerion Agreement

Employee, the Company and Aegerion hereby agree that this Agreement replaces the Aegerion Agreement, and that to the extent necessary to effect this Agreement as expressly stated herein,

the Company assumes Aegerion’s obligations under the Aegerion Agreement (as restated and replaced by this Agreement) by the Company, with effect on the first minute of the Effective Date.
Section 3.Acceptance and Term.

Commencing on the Effective Date, the Company agrees to employ Employee on an at-will basis (subject to the terms of Section 8(d) and Section 8(e) hereof), and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment shall commence on the Effective Date and continue until terminated by either party at any time, subject to the provisions herein (referred to herein as the “Term”).
Section 4.Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title) and shall have such duties and responsibilities commensurate therewith as may be assigned and/or prescribed from time to time by the Board or its designee. Pursuant to the Master Service Agreement between the Company and Novelion dated November 29, 2016 (the “Service Agreement”), Employee may also be required, on behalf of the Company, to perform services to Novelion and its other Affiliates. As of the Effective Date, these services shall include serving as Chief Executive Officer of Novelion, and such other duties consistent with the Service Agreement as may be assigned and/or prescribed from time to time by the Board or its designee or by board of directors of Novelion (the “Novelion Board”) pursuant to the Service Agreement. The Employee will report, as and when required, to the Board and the Novelion Board. On the Effective Date, the Board will also appoint Employee to serve as a member of the Board. During the Term, the Board will nominate Employee for election to the Board by the Company’s stockholders; provided that Employee will submit written notice of resignation to the Board effective as of the date on which Employee ceases to serve as President and Chief Executive Officer. Employee will also act as member of the Novelion Board, if appointed or elected to such positions; provided that Employee will submit written notice of resignation to the Novelion Board effective as of the date on which Employee ceases to serve in a capacity of a Chief Executive Officer of Novelion. For certainty, at all times Employee will be an employee of the Company and not an employee of Novelion, and when Employee provides services to Novelion she will be doing so as an employee of the Company performing contracted management services as provided to Novelion under the Service Agreement.

(b)Performance. Employee shall devote her full business time, attention, skill, and best efforts to the performance of her duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any of its Affiliates, (y) interferes with the proper and efficient performance of Employee’s duties for the Company or any of its Affiliates, or (z) interferes with Employee’s exercise of judgment in the Company’s, or any of its Affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from:(i) serving on any boards of directors of other public or private companies of non-competing businesses and charitable organizations as long as (A) in the 12 month period following the date hereof, the Employee obtains the consent in writing from the Chairman of the Board, which consent has been provided for Employee’s existing board of directors positions, subject to the conditions set forth in such written consent or (B) following that 12 month period the Employee first notifies in writing the Chairman of the Board before accepting such appointment; (ii) engaging in charitable activities and community affairs; and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder, pose a conflict of interest or violate any provision of this Agreement. Employee represents that she has provided the Company and Novelion with a comprehensive list of all outside professional activities with which she is currently involved or reasonably expects to become involved at the current time. In the event that, during her employment by the Company, the Employee desires to engage in other outside professional activities not included on such list, Employee will, prior to engaging in any such activities, first seek written approval from the Chairman of the Novelion Board and such approval shall not be unreasonably withheld.

Section 5. Compensation.

(a)Base Salary. In exchange for Employee’s satisfactory performance of her duties and responsibilities, Employee initially shall be paid a semi-monthly Base Salary of $28,731.25 ($689,550.00 on an annualized basis), payable in accordance with the regular payroll practices of the Company. All payments in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local, and if applicable Canadian federal and provincial, withholding, payroll and other taxes required by law. Employee’s Base Salary will be subject to increase by the Board following approval by the Novelion Board of an increase in the Base Salary.

(b)    Target Bonus.     In addition to the Base Salary, Employee will be eligible to earn an annual target bonus of up to 60% of her Base Salary or higher if determined by the Board in its discretion as approved by the Novelion Board (the “Target Bonus”). The actual amount of such bonus, if any, will be the amount authorized by the Board, which will be determined by the Novelion Board in good faith based upon the performance of Novelion against the goals for Novelion and its subsidiaries, as established by the Novelion Board in consultation with the Employee and any other factors the Novelion Board deems appropriate, in its discretion. Typically, bonuses, if any, are paid out no later than March 15 of the year following the applicable bonus year. Except as otherwise provided in Section 8 of this Agreement, Employee must be employed by the Company at the time of any such bonus payment in order to be eligible for any such payment.
(c)    Housing Allowance/Travel Costs. Employee will be allowed to continue to maintain her permanent residence in the Chicago, Illinois area. Until such time, if any, as Employee relocates her permanent residence outside the Chicago, Illinois area, Employee will receive a monthly housing allowance of up to $7,200 per month for the rental of an apartment at or near the Company's principal place of business. The amount of the monthly housing allowance will be grossed up by the Company in order to fully offset the tax liability of the Employee for such allowance. Employee will also be reimbursed for airfare and related travel expenses for business travel to and from the Chicago, Illinois area. The Company agrees to purchase an American Airlines Airpass (or a comparable pass on another airline selected by the Employee) for Employee for use during the Term.
(d)    Stock Options/Equity Grants. The Employee will be entitled to participate in those equity incentive plans and programs provided from time to time to the Employee by Novelion (the “Incentive Plans”) on the terms and conditions for such participation as established and changed from time to time by the Novelion in its sole discretion. The Incentive Plans currently include the Novelion 2016 Equity Incentive Plan as amended from time to time and at any time by Novelion in its sole discretion. Certain terms and conditions related to such equity awards shall be set forth in the applicable incentive plan and the award agreement pursuant to which the award is issued (together, the “Equity Documents”). Section 8 of this Agreement contain terms and conditions covering the acceleration of such equity awards upon the occurrence of certain events. To the extent that there is any inconsistency between the applicable terms of Section 8 of this Agreement and the Equity Documents, this Agreement shall control.
On December 22, 2016, the Board approved grants to the Employee of options to purchase 323,520 common shares and 171,660 restricted stock units pursuant to the 2016 Equity Incentive Plan on vesting and other terms set out in the Equity Documents applicable to these grants, as supplemented by the terms applicable to such equity grants set forth in Section 8 of this Agreement. In addition, the Employee also received from Aegerion an award of 97,000 restricted stock units on May 9, 2016, which award was assumed by the Company in the Merger in accordance with its terms, including a pro rata vesting over three years on the anniversary of the grant date; given the 5:1 reverse stock split, the number of shares in this grant is now 19,896 shares.
The Employee is subject to, and will abide by, Novelion’s Insider Trading Policy, as amended by the Novelion Board from time to time, and is required to file insider reports disclosing the grant or exercise of any options and restricted stock units as well as the acquisition and sale of any shares in the Company. The Employee will comply with pre-approval, notification and other internal procedures set forth in Novelion’s Insider Trading Policy or as otherwise established by Novelion and communicated to the Employee. The Employee will also abide by the share ownership guidelines of Novelion as may be established and amended by the Novelion Board from time to time.
(e)    Annual Tax and Financial Planning Reimbursements. During the Term, the Company will, subject to receipt of appropriate documentation, reimburse Employee up to $15,000 on an annual basis to be used for tax and financial planning, prorated for any partial year of employment. In addition, for as long as Employee continues to provide management services on behalf of the Company in Canada, Employee will be entitled to annual reimbursement up to a maximum of USD $5,000 for her reasonable expenses for independent tax consultation regarding the Canadian tax implications of Employee’s work on behalf of the Company in Canada and/or preparation of Employee’s Canadian tax return.
(f) Gross up. If excise taxes are imposed pursuant to Section 4985 of the United States Internal Revenue Code of 1986, as amended (the “Code”), on Enployee, the Company will provide a gross-up to Employee, such that on a net after-tax basis, Employee would be in the same position as if no such excise tax had been applied.
Section 6. Employee Benefits and Vacation.

During the Term, Employee, at Employee’s election, shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company provided that the Employee acknowledges that if she makes such election, the cost of such benefit coverage will be consider as part of the overall compensation of the Employee.[ In addition to holidays recognized by the Company, Employee also shall be eligible to earn five (5) weeks of paid vacation per year. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved, provided the same amendment, suspension, or termination without notice will apply to all other similarly situated employees. In lieu of participating in health insurance or other benefits provided by the Company, at Employee’s sole option, Company shall reimburse Employee for all costs (including insurance premiums) associated with such other health insurance or other like programs in which Employee participates.

Section 7. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing her duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
Section 8. Termination of Employment and Termination Benefits.

(a)General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason.

(b)Termination Due to Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment upon the occurrence of a Disability as determined pursuant to Section 1(k) above, effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, Employee (or Employee’s estates or beneficiaries, as the case may be) sole and exclusive remedy shall be receipt of the Accrued Obligations and Pro Rata Bonus Pay at Target, and Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)Termination by the Company with Cause.

(i)The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that prior to any termination taking place under (i) (ii) and/or (v) of the definition of Cause set forth in Section 1(h) hereof, to the extent that such act or acts or failure or failures to act are curable, as determined by the Novelion Board acting reasonably, the Company will first provide Employee with a written notice providing thirty (30) days’ opportunity to cure, the notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based for such termination; and provided further that the Company may elect to suspend Employee from performing Employee’s duties hereunder with pay during such opportunity to cure period, and in no event shall any such suspension with pay constitute an event pursuant to which Employee may terminate employment with Good Reason as provided hereunder nor shall such suspension with pay alter the Company’s obligations under this Agreement during such period of suspension except that, if Executive is participating in Company benefits at the time then the Employee may not be eligible for certain benefit coverage pursuant to the terms and conditions of the applicable plan or policy. Unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause to the Company’s complete satisfaction during the thirty (30) day period, the employment of the Employee shall terminate effective at the expiration of such thirty (30) day period.

(ii)In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 8(c)(ii) or as otherwise provided in Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as provided in Section 8(g) Employee’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations.

(d)Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability and except as provided in Section 8(g)) and provided that she fully executes and does not revoke an effective Release of Claims in the form attached hereto as Exhibit A, Employee shall be eligible for:

(i)    The Accrued Obligations;

(ii)    The Severance Benefits;

(iii)    The payment of Pro Rata Bonus Pay at Target; and

(iv)    12 Months Accelerated Equity Benefit.

Notwithstanding the foregoing, the Severance Benefits, entitlement to Pro Rata Bonus Pay at Target and 12 Months Accelerated Equity Benefit shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 8(g), Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Accrued Obligations, Severance Benefits, Pro Rata Bonus Pay at Target and 12 Months Accelerated Equity Benefit, all subject to her execution of the Release of Claims.

(e)Termination by Employee with Good Reason. Employee may terminate her employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the time Employee knew or reasonably should have known of the occurrence of such event or the last occurrence of such event. During such thirty (30) day notice period, the Company shall have the opportunity to cure (if curable), and if not cured to the reasonable satisfaction of the Employee, then Employee’s termination will be effective upon the expiration of such cure period. Upon a termination by Employee for Good Reason, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e) or as otherwise provided in Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, except as otherwise provided in Section 8(g), Employee’s sole and exclusive remedy upon a termination of employment by the Employee with Good Reason shall be receipt of the Accrued Obligations, Severance Benefits, Pro Rata Bonus Pay at Target and 12 Months Accelerated Equity Benefit, all subject to her execution of the Release of Claims.

(f)Termination by Employee without Good Reason. Employee may terminate her employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason, provided, however, that the Company will continue to pay Employee's Base Salary for the period by which such employment termination was accelerated. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g)Termination following a Sale Event. Subject to Section 12(b), in the event Employee’s employment is terminated within eighteen (18) months following a Sale Event (which for certainty includes the Merger), (a) by the Company for any reason other than as a result of Employee’s death or Disability pursuant to Section 8(b) or a with Cause termination relying on clause (iii), (iv) or (v) of the definition of Cause set forth in Section 1(h) hereof or (b) by Employee with Good Reason pursuant to Section 8(e), provided that she fully executes and does not revoke an effective Release of Claims in the form of Exhibit A hereto and continues to comply with the Confidentiality Agreement, Employee shall be eligible for (in lieu of, and not in addition to, any payments described in Section 8(c), (d), or (e) of this Agreement) the Accrued Obligations, Severance Benefits (for the Severance Term for a Sale Event as set forth in Section 1(v) above), 100% Accelerated Equity Benefit, Pro Rata Bonus Pay at Target and an amount equal to eighteen (18) months of the Target Bonus for the year in which the Date of Termination occurs.
Notwithstanding the foregoing, the Severance Benefits, entitlement to Pro Rata Bonus Pay at Target and 100% Accelerated Equity Benefit shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company.

(h)Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits and the Pro Rata Bonus Pay at Target or the payment of eighteen (18) months of the Target Bonus, if applicable, and the provision of the 12 Months Accelerated Equity Benefit or the 100% Accelerated Equity Benefit, pursuant to subsection (d), (e) or (g) of this Section 8, shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein (and, in all events, within sixty (60) days following the Date of Termination). If Employee fails to execute the Release of Claims in such a timely manner, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits, the Pro Rata Bonus Pay at Target or the payment of eighteen (18) months of the Target Bonus, if applicable, and the 12 Months Accelerated Equity Benefit or the 100% Accelerated Equity Benefit. Payment of the Severance Benefits will commence on the first regular Company payday that is at least five (5) business days following the date the Company receives a timely, effective and non-revocable Release of Claims (the “Payment Date”); provided, however, that the first payment will be retroactive to the day immediately following the Date of Termination. Payment of the Pro Rata Bonus Pay at Target or the payment of eighteen (18) months of the Target Bonus, if applicable, will also be made on the Payment

Date. Notwithstanding the foregoing, to the extent that any portion of the Severance Benefits, the Pro Rata Bonus Pay at Target or the payment of eighteen (18) months of the Target Bonus, if applicable, constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, any payment of such portion scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining such benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

(i) Modified Economic Cutback Following a Sale Event. Notwithstanding anything in this Agreement, if it is determined that any payments made to the Employee pursuant to this Agreement in relation to a Sale Event, including without limitation a payment made pursuant to section 8(g) of this Agreement, (the “Sale Event Payments”) are or will be subject to excise tax under Section 4999 of the United States Internal Revenue Code of 1986 and the deduction of the excise tax payable will result in less net income to the Employee after regular tax withholdings are deducted than the net income the Employee would have received if the Sale Event Payments was the highest amount that could be paid to the Employee without incurring such excise tax, then, at the sole discretion of the Employee, the Sale Event Payments made pursuant to this Agreement may be reduced to the amount that would not cause any excise taxes to be payable by Employee.
Section 9. Confidentiality Agreement; Cooperation.

(a)Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee has executed and delivered to the Company the Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement "Confidentiality Agreement"), which takes effect on the Effective Date. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that she shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer (with the exception of Aegerion), and that she shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise. Employee and Aegerion acknowledge and agree that the Confidentiality Agreement supersedes and replaces the Employee Confidentiality, Assignment and Noncompetition Agreement dated January 9, 2016, between Aegerion and Employee.

(b)Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities or if such cooperation would be materially adverse to her own legal interests. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 9(b).

Section 10. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law in any applicable jurisdiction. Employee acknowledges and represents that the Company has not provided any tax advice to her in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
Section 11. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:
(a)If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service is “non-qualified deferred compensation” subject to Section 409A of the Code and not otherwise exempt, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement or payment shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement, payment or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement, payment or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 12. Recognition of Service with Aegerion

(a)Length of Service. The Company shall recognize Employee’s length of service with Aegerion for all purposes related to her employment with the Company.

(b)No Severance or Good Reason. The parties agree that (i) the cessation of the employment of the Employee with Aegerion and/or the commencement of her employment with the Company and any other changes to the terms and conditions of her employment as set out in this Agreement, and/or (ii) any changes to Employee’s duties or responsibilities that directly result from the Merger (including without limitation any such changes directly resulting from Employee’s new status as Chief Executive Officer of the Company) shall not, individually or in the aggregate, constitute Good Reason for purposes of the Aegerion Agreement or this Agreement or entitle Employee, under the Aegerion Agreement, or this Agreement, to any Severance Benefits, Accelerated Equity Benefit, Pro-Rata Bonus Payment, or any other severance benefits or the acceleration of any vesting or other rights, to which Employee might otherwise be entitled under the Aegerion Agreement or this Agreement.

(c)Accrued Obligations of Aegerion. Aegerion shall provide Employee with all accrued but unpaid Base Salary and unreimbursed expenses incurred in accordance with the Aegerion Agreement up to the Effective Date. Employee will remain eligible to receive the Target Bonus for 2016, and for certainty such bonus shall be paid by Aegerion and/or the Company, but it is understood that there shall not be duplication. The Employee will not be paid Accrued Obligations, Severance Benefits or an award of Target Bonus twice for the same period. Any vacation time that Employee accrued under Aegerion’s vacation policy as of the Effective Date, but had not used or paid as of such date, shall be “rolled over” to the Company and the Company shall credit Employee with this time for purposes of its vacation policy. Employee hereby consents to the rollover of this vacation time and acknowledges and agrees that she is not entitled to any duplication of payment or sue for this vacation time.

Section 13. Working in Canada.

(a)Right to Work in Canada. Employee shall cooperate with the Company to seek, obtain, and maintain the right to work in Canada to provide services on behalf of the Company to Novelion and its Canadian Affiliates. The Company shall pay the reasonable costs associated with Employee obtaining a permit to work in Canada.

(b)Travel to Canada. Employee acknowledges that travel will be required in connection with her employment, including travel to such locations in Canada that is required or desirable for the Company to provide its management services to Novelion and its Canadian Affiliates, including making visits to Canada as are necessary to make decisions related to the Company’s business and to manage the Company’s business, including attending at Board meetings. Any travel to Canada beyond that contemplated by this Subsection will be only where reasonably required.

(c)Canadian Employment Standards. This provision applies only if and to the extent that the employment laws of Canada apply to Employee’s employment. If the minimum standards in the British Columbia Employment Standards Act or Ontario Employment Standards Act, 2000, or any other applicable employment standards legislation, as they exist from time to time are more favorable to Employee in any respect than provided for in this Agreement, including but not limited to the provisions in respect of notice of termination, the provisions of the applicable Employment Standards Act or legislation shall apply.

(d)Tax Equalization.

(i)As Employee will be subject to income tax and social security obligations arising from her services performed in Canada on behalf of the Company, the Company is prepared to address the overall tax and social security burden that Employee experiences with the intention that Employee’s total tax and social security burden while working in both the United States and Canada will be equal to what her tax and social security burden would have been had she remained working solely in Massachusetts. The Company will provide Employee with tax equalization in connection with all income tax and social security liabilities arising from the performance of her employment duties within Canada. The Company intends that the income taxes and social security levies payable by Employee on all taxable employment income and related benefits, as prescribed by the applicable tax and social security laws, should be no better or worse than the personal taxes and social security levies Employee would have been required to pay on such amounts if her employment duties had been performed solely in the state of Massachusetts. Where Employee’s annual tax and social security obligation yields a higher total obligation than if her employment duties were solely performed in the state of Massachusetts, the Company will reimburse her for the difference. Where Employee’s annual tax and social security obligations yields a lower total tax and social security impact than if her employment duties were solely performed in the state of Massachusetts, Employee will reimburse the Company for the difference.

(ii)Employee shall provide all information necessary for the preparation of a tax equalization calculation.

(iii)The Company shall pay all reasonable costs and professional fees related to calculating this equalization payment, and the process and criteria for determining the tax equalization calculation shall be in accordance with mutually accepted accounting standards. For clarity, the tax equalization payments described in this Section 13(d) will not take into consideration or apply to any taxable income from sources other than Employee’s employment with the Company, and Employee will remain responsible for all income taxes arising from her personal income.

(iv)If Employee establishes her primary residence in Canada, the Company’s obligations under this Section 13(d) shall cease, provided that there shall be a pro-rated adjustment for any partial year.

(v)If Employee’s employment is terminated for any of the reasons described under Section 8 hereof, then between January 1 and July 31 of the calendar year following the calendar year in which such termination occurs, the Company shall pay Employee any remaining tax equalization payments owed in accordance with this Section 13(d) or, in the event that the reconciliation results in Employee owing money to the Company, Employee shall make such payment to the Company.

Section 14. Successors and Assigns.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may not be assigned by the Company without Employee’s prior consent.

(b)Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, except with the prior written consent of the Company; provided, however, that if Employee shall die, all cash amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 15.Aegerion’s Obligations

For certainly, Aegerion is a signatory to this Agreement for the limited purposes set forth in the introductory paragraph any shall not have any obligations under this Agreement except as set out in the sections listed therein.
Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 18. Governing Law and Jurisdiction.

This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the non-exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts, as well as the state and federal courts of Illinois. Accordingly, with respect to any such court action, each party to the Agreement (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
Section 19. Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 21. Entire Agreement.

This Agreement, together with the Confidentiality Agreement and the Novelion 2016 Equity Incentive Plan, and any stock option or RSU award agreement entered into between the Company and Employee thereunder, constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including without limitation the Aegerion Agreement, that certain Term Sheet dated as of December 10, 2015 and any offer letter given to Employee) relating to the subject matter of this Agreement.
Section 22. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
Section 24.Gender Neutral.

Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.
NOVELION SERVICES USA, INC.
/s/ Jason Aryeh
By: Jason Aryeh
Title:     Chairman of the Board
EMPLOYEE
/s/ Mary T. Szela
By: Mary T. Szela

As to Section 15 hereof:
AEGERION PHARMACEUTICALS, INC.
/s/ Jennifer Fitzpatrick
By: Jennifer Fitzpatrick
Title:     Vice President, Corporate Counsel

EXHIBIT A

General Release and Waiver of Claims
In exchange for the severance benefits to be provided to me under the employment agreement between me and Novelion Services USA, Inc. (the “Company”), dated as of May 8, 2017 (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement and, if the employment laws of Canada apply to my employment, the Ontario Employment Standards Act, 2000 and the British Columbia Employment Standards Act, the Ontario Human Rights Code and the British Columbia Human Rights Code, and any other applicable Canadian or provincial law, regulation or other requirement (each as amended from time to time) (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates (as defined in the Employment Agreement), and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them (the “Releasees”), both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any indemnification agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

I agree that the Releasees have satisfied all obligations to me under the legislation referred to in the previous paragraph in relation to my employment and the cessation of my employment, and I have considered any and all human rights complaints, concerns, or issues arising out of or in respect to my employment with the Company, I am aware of my rights under the legislation referred to in the previous paragraph, and I confirm that I am not asserting such rights or advancing a human rights claim or complaint against the Releasees.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21) /forty-five (45)] To be determined by the Company at the time of termination. days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this

Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________
Name: Mary Szela
Date Signed: ___________________________________

EXHIBIT B

EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT

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